Exhibit 2

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), pursuant to Article 12 of CVM Instruction No. 358/02, announced that, on this date, it received the following correspondence from Bank of America Corporation, transcribed below:

“ Dear Sir,

  For the purposes of Article 12 of the Brazilian Securities Exchange (“CVM”) Ruling No.358, of January 3, 2002, as amended by CVM Instruction No. 568, dated September 17,2015 (“Ruling No.568”), the undersigned, Bank of America Corporation (“Bank of America”), hereby informs that on October 17, 2017, it held through various subsidiaries, shares that total 7,284,029 preferred shares representing 4.62% of the total preferred outstanding shares issued by Oi S.A. (the “Company”).
Oi S.A. – Preferred Shares
Physically Settled Stock / Derivatives
Long positions	7,284,029
Total % Holdings	4.62%
Cash Settled Stock / Derivatives
Long positions	0
Total % Holdings	0.00%

Oi S.A. – Common Shares
Physically Settled Stock / Derivatives
Long positions	2,745,435
Total % Holdings	0.41%
Cash Settled Stock / Derivatives
Long positions	0
Total % Holdings	0.00%

  Bank of America further requests the Company Investors Relations Officer disclose the following information to CVM through the Occasional Periodic Information System - IPE:

Exhibit 2

(i)             Bank of America Corporation is a corporation validly existing under the laws of the State of Delaware, with the IRS Employer Identification Number is 56-0906609.  Its registered office is located at:  Bank of America Corporate Center 100 North Tryon Street, Charlotte, NC  28255 USA;

(ii)            Bank of America holds the equity positions through various subsidiaries that may acquire the securities solely for investment or client facilitation purposes; however, Bank of America does not seek a change of control or a change in the management structure of the Company;

(iii)           Bank of America has holdings totaling to 7,284,029 preferred shares;

(iv)          No debenture convertible into shares issued by the Company is held by Bank of America;

(v)           No agreement or contract regulating the exercise of the voting right or the purchase and sale of securities issued by the Company was executed by Bank of America; and

(vi)          The equity positions in the Company are held by non-resident subsidiaries of Bank of America represented by CITIBANK DTVM SA (CNPJ: 33.868.597/0001-40).

We look forward to hearing from you with regard to the request above. Please do not hesitate to contact us with any further question or comment on the above at the following contact:

James Damato

Assistant Vice President

Global Regulatory Equity Aggregation Team-Americas

Phone:  (212) 670 - 2756

James.Damato@BankofAmerica.com

Yours faithfully,

Ronnie Ojera

Vice President
Bank of America Corporation”

Rio de Janeiro, October 20, 2017.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado de Almeida Brandão

Chief Financial Officer and Investor Relations Officer and Director